Exhibit 99.1

Ecoark Holdings, Inc. Names Three to Board of Directors

New Board members provide decades of experience and leadership within logistics and supply chain management, big box retail, energy, and finance

Rogers, AR (May 12, 2016) - Ecoark Holdings, Inc. (OTCQB: EARK), a provider of a growing suite of proprietary technologies and services that drive sustainability and facilitate sustainable growth for a wide range of clients, today named three new members to its Board of Directors - John P. Cahill, Terrence D. Matthews and Charles Rateliff. All three were appointed during a meeting of the current Board earlier this week.

The new members will join the current Board, which includes Randy May, Greg Landis, Gary Metzger, and Dr. Yash R. Puri. Current Board member Dr. Ashok Sood will be replaced in order to create a seven-person Board with an independent majority. Cahill, Matthews, and Rateliff all join the Board as independent Board members, creating an independent majority of highly recognized industry experts. The creation of an independent majority within the Board is an important step in meeting the requirements for several potential future business initiatives, including application for a national securities exchange.

“We are pleased to welcome John, Terrence, and Charles to the Board of Directors, and look forward to utilizing their leadership and experience to help guide the Company forward,” said Randy May, CEO of Ecoark Holdings, Inc. “We have built a strong Board with world class experience, and one that is highly recognizable for a company within our industry. The expertise that these gentlemen bring to our boardroom is unparalleled, and will undoubtedly make Ecoark a stronger company than it is today.”

John P. Cahill is currently Counsel at the law firm of Chadbourne & Parke LLP and has served in that capacity from 2007. He is also a Principal at the Pataki-Cahill Group LLC, a strategic consulting firm focusing on the economic and policy implications of domestic energy needs, which he co-founded in March 2007. He served in various capacities in the administration of the Governor of New York, George E. Pataki (from 1997 to 2006), including Secretary and Chief of Staff to the Governor (2002 to 2006). He also serves on the board of directors of Sterling Bancorp, a company traded on the New York Stock Exchange. His extensive experience as an attorney in government and in business qualifies him to serve as a member of the board.

Terrence D. Matthews has been Executive Vice President of JB Hunt Transport Services Inc. and President of their Intermodal segment since January 1, 2012. Mr. Matthews started with JB Hunt in 1986 where he was instrumental in the start-up of the Automotive Division. In 1989, he was responsible for the formation of the International Division overseeing operations in Canada and Mexico. From 1994 to 1996, he was appointed President of TMM/Hunt in Mexico City overseeing J.B. Hunt's Mexican joint venture. Returning to J.B. Hunt's corporate office in Lowell, Arkansas in 1996, Mr. Matthews was appointed to positions of increasing responsibility until appointed to the position he now holds. His expertise in the logistics and the supply chain qualifies him to serve as a member of the board.

Charles Rateliff currently serves as an independent consultant to private investment groups.. Mr. Rateliff retired in 2005 from Wal-Mart Stores as a Senior Vice President after a 25-year career. After receiving an MBA from the University of Arkansas, Mr. Rateliff was hired as an internal auditor for Walmart and within five years was promoted to assistant treasurer and later on, treasurer. Over the course of his career at Walmart, Charles worked across several departments including, compliance, risk management, profit sharing and associate benefits. His financial expertise qualifies him to serve as a member of the board.

About Ecoark Holdings Inc.

Based in Rogers AR and founded in 2011, Ecoark Holdings, Inc. is a growth-oriented company based in the retail and logistics hub of Northwest Arkansas. Ecoark’s portfolio of technology solutions increase operational visibility and improve organizational transparency for a wide range of corporate clients.

Ecoark’s technologies fight waste in Operations, Logistics, and Supply Chains across the evolving global economy. Ecoark’s portfolio of companies and technologies work to integrate people, processes, and data in order to overcome ingrained operational hurdles and create new revenue streams.

Ecoark’s vision is to expose the cycles of waste that reduce efficiency and cost effectiveness across the business landscape. Ecoark’s strategically acquired subsidiaries have anticipated and responded to key economic factors impacting every business today.

Ecoark addresses these vital economic factors through four active subsidiaries, Intelleflex, Eco3d, Pioneer Products, and Magnolia Solar.

For more information, please visit www.ecoark.com.

Media Contact

Matthew Bretzius
FischTank Marketing and PR
Matt@fischtankpr.com